Exhibit 99.1

iBio Reports Single Dose of IBIO-610 Achieved Near-Complete Active Activin E Inhibition Through Eight Weeks in Obese NHP Study

Single-dose IBIO-610 achieved up to 98% inhibition of active Activin E through eight weeks, supporting a differentiated, long-acting antibody approach

When combined with semaglutide, IBIO-610 drove greater visceral and total fat loss while reducing lean mass loss by 73% versus semaglutide alone

Full dataset to be presented at European Association for the Study of Diabetes (EASD) Annual Meeting

SAN DIEGO, Jul. 1, 2026 (GLOBE NEWSWIRE) -- iBio, Inc. (NASDAQ: IBIO), a clinical-stage biotechnology developing long-acting antibody therapeutics for obesity, cardiometabolic and cardiopulmonary diseases, today announced new preclinical data from its obese non-human primate (NHP) study evaluating IBIO-610, potentially a first-in-class Activin E antibody candidate.

Following a single dose of IBIO-610, active Activin E levels in the blood were reduced in all treated NHPs and remained suppressed through eight weeks. At both weeks 4 and 8, active Activin E levels were reduced to levels below the limits of the assay. Overall, active Activin E was reduced by 98% at week 4 and 97% at week 8 compared with baseline. These findings support IBIO-610's potential for best-in-class pathway inhibition and further support the potential for an infrequently dosed, long-acting antibody approach.

The data also demonstrated IBIO-610's potential to promote fat-selective weight loss while preserving lean mass. In obese NHPs, when combined with semaglutide, IBIO-610 drove greater visceral and total fat loss while reducing lean mass loss by 73% versus semaglutide alone, further supporting its potential as both a stand-alone therapy and a complementary approach to GLP-1-based treatments.

“These latest NHP data represent another key point in the advancement of IBIO-610 as a potentially differentiated antibody approach,” said Martin Brenner, DVM, Ph.D., Chief Executive Officer and Chief Scientific Officer of iBio. “We are particularly encouraged to see what we believe is the highest degree of Activin E inhibition reported to date for a molecule in this class and achieved following a single dose. This level of inhibition supports the potential for low-frequency dosing to improve the patient experience. We believe Activin E blockade represents an important opportunity for iBio as the obesity market continues to evolve toward more durable and body-composition-focused therapies.”

The full data will be highlighted in a presentation at the 2026 EASD Annual Meeting, taking place September 28 – October 2 in Milan. Details of the presentation are listed below:

Session: Short Oral Discussion Event E

Short Oral Discussion Session: SO 065 Novel agents: mechanisms and emerging therapies

Date and time: Thursday, October 1, 12:45 p.m. – 13:45 p.m. ET

Location: Short Oral Discussion Station 11

Presentation Title and Number: Antibody-mediated blockade of Activin E improves body composition in obese non-human primates – 759

Presenter: Cory Schwartz, Ph.D., Vice President of Research and Early Development at iBio

About iBio, Inc.

iBio (Nasdaq: IBIO) is a clinical-stage biotechnology developing long-acting antibody therapeutics for obesity, cardiometabolic and cardiopulmonary diseases, cancer, and other hard-to-treat diseases. Combining advanced antibody engineering with AI-driven discovery, iBio is advancing a differentiated pipeline designed to deliver sustained therapeutic effects and address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine.

For more information, visit www.ibioinc.com or follow us on LinkedIn.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding IBIO-610's potential for best-in-class pathway inhibition and the potential for an infrequently dosed, long-acting antibody approach; IBIO-610's potential to promote fat-selective weight loss while preserving lean mass; IBIO-610’s potential as both a stand-alone therapy and a complementary approach to GLP-1-based treatments; IBIO-610 potential differentiated antibody approach; the data being the highest degree of Activin E inhibition reported to date for a molecule in this class and achieved following a single dose; the data supporting the potential for low-frequency dosing to improve the patient experience and the  Activin E blockade representing an important opportunity for iBio as the obesity market continues to evolve toward more durable and body-composition-focused therapies While iBio believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of Activin E to be a successful target for cardiometabolic disorders and obesity and iBio’s antibody to  induce fat-selective weight loss and offer protection against obesity and cardiometabolic disease; the ability to produce similar data in human clinical trials;  iBio’s ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to iBio’s ability to promote or commercialize its product candidates for specific indications; acceptance of iBio’s product candidates in the marketplace and the successful development, marketing or sale of products; and whether iBio will incur unforeseen expenses or liabilities or other market factors; and the other factors discussed in iBio’s filings with the SEC including its Annual Report on Form 10-K for the year ended June 30, 2025 and its subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and iBio undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Corporate Contact:
iBio, Inc.
Investor Relations
ir@ibioinc.com

Media Contacts:
Ignacio Guerrero-Ros, Ph.D., or David Schull
Russo Partners, LLC
Ignacio.guerrero-ros@russopartnersllc.com
David.schull@russopartnersllc.com
(858) 717-2310 or (646) 942-5604